                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-31863


                        PERSONNEL GROUP OF AMERICA, INC.

                                SUPPLEMENT NO. 1
                            DATED DECEMBER 10, 1997

                                       TO

                                   PROSPECTUS
                             DATED OCTOBER 20, 1997


     This Supplement is part of and should be read in conjunction with the Prospectus of Personnel Group of America, Inc., a Delaware corporation, dated October 20, 1997. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus. The information presented herein either supercedes or adds to similar information included in the Prospectus.

     The information contained under the caption "Selling Securityholders" appearing on page 24 of the Prospectus is hereby supplemented to include the following information:


                            SELLING SECURITYHOLDERS

     The Notes were originally issued by the Company to and sold by the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), other institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulations S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Shares.

     Set forth below are the names of each Selling Securityholder, the nature of any position, office, or other material relationship that the Selling Securityholder has had within the past three years with the Company or any of its predecessors or affiliates, the principal amount of Notes that may be offered and sold by such Selling Securityholder pursuant to this Supplement and the Prospectus and (if one percent or more) the percentage of such Notes owned as of the time information was provided by such Selling Securityholder, and the number of Shares that may be offered and sold by such Selling Securityholder pursuant to this Supplement and the Prospectus and (if one percent or more) the percentage of Common Stock represented by the Shares owned by each Selling Securityholder after conversion of the Notes.

     Any or all of the Notes or Shares of Common Stock listed below may be offered for sale pursuant to this Supplement and the Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amount of the Notes or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act.

                                                                                             Number of
                                                                                            Shares into            Percentage of
                                                        Principal        Percentage          Which the             Common Stock
                                                         Amount           of Notes           Notes Are          After Conversion of
                     Name                               of Notes         Outstanding        Convertible             the Notes
                     ----                               ---------        -----------        ------------        -------------------

United National Life Insurance........................     25,000             *                    701                  *
Lincoln National Convertible Securities Fund..........    480,000             *                 13,473                  *
Weirton Trust.........................................    155,000             *                  4,350                  *
Walker Art Center.....................................     60,000             *                  1,684                  *
Smith Barney Inc. ....................................  3,540,000          3.01                 99,368                  *
Provident Life and Accident Insurance Company.........      1,250             *                     35                  *
Stark International...................................  1,500,000          1.30                 42,105                  *
Sheperd Investments International, Ltd. ..............  1,500,000          1.30                 42,105                  *
Merrill Lynch Pierce Fenner & Smith Inc. .............  6,235,000          5.42                175,017               1.44
State of Connecticut Combined Investment Funds........    485,000             *                 13,614                  *
Chase Manhattan NA, Trustee for IBM
  Corp. Retirement Plan Dated 12/18/45................    585,000             *                 16,421                  *
Bankers Trust, Trustee for Chrysler Corp.
  Emp.#1 Pension Plan Dated 4/1/89....................    325,000             *                  9,122                  *
State Street Bank Custodian for GE Pension Trust......    195,000             *                  5,473                  *
Hudson River Trust Balanced Account...................    370,000             *                 10,385                  *
Equitable Life Assurance Separate Account Balanced....     60,000             *                  1,684                  *
The First Foundation..................................     95,000             *                  2,666                  *
David Lipscomb University.............................     25,000             *                    701                  *
The Hotel Union & Hotel Industry of Hawaii............    120,000             *                  3,368                  *
Equitable Life Assurance Separate Account Convertibles    875,000             *                 24,561                  *
Hudson River Trust Growth & Income Account............    375,000             *                 10,526                  *
Hudson River Trust Growth Investors...................    295,000             *                  8,280                  *
Memphis Light, Gas & Water Retirement Fund............    365,000             *                 10,245                  *
The Northwestern Mutual Life Insurance Company........  3,000,000          2.61                 84,210                  *
Orrington International Fund Ltd. ....................    700,000             *                 19,649                  *
Orrington Investments Limited Partnership.............  1,300,000          1.13                 36,491                  *


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 *  Less than one percent.

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $35.625 per share; such conversion price is subject to adjustment as described in the Prospectus under "Description of Notes - Conversion Rights." Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) These percentages are based on 12,133,745 shares of Common Stock that were issued and outstanding as of October 7, 1997 before taking into account any conversions of the Notes into Shares.